Exhibit 99.1

Investor/Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

Aldila, Inc., (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA ANNOUNCES RESULTS FOR THIRD QUARTER 2007

Poway, CA, November 9, 2007 – ALDILA, INC. (NASDAQ:GM:ALDA) announced today net sales of $13.2 million for the three months ended September 30, 2007 and net income of $687,000, ($0.12 fully diluted per share). In the comparable 2006 third quarter, the Company had net sales of $16.3 million and net income of $2.9 million, ($0.51 fully diluted per share). In the 2006 third quarter the Company benefited from a settlement as a class member in a civil suit against certain carbon fiber producers in the amount of $2.2 million pretax. Excluding the benefit from the settlement, the Company’s net income would have been $1.4 million, or $0.26 fully diluted per share. For the nine months ended September 30, 2007, net sales were $51.5 million and net income was $5.0 million, ($0.90 fully diluted per share). In the nine month period of 2006, net sales were $54.5 million and net income was $9.9 million, ($1.77 fully diluted per share).

“Sales of golf shafts and related products declined 22% in our third quarter 2007 from the comparable quarter of 2006,” said Mr. Peter R. Mathewson, Chairman of the Board and CEO. “Sales of composite prepreg materials in the third quarter of 2007 were flat as compared to the 2006 period and represented 17% of consolidated net sales in the current quarter. The average selling price of golf shafts sold decreased 1% quarter on quarter on a 19% decrease in unit sales. Our selling, general and administrative (SG&A) expense was higher in the current quarter as compared to the comparable quarter of 2006 predominantly due to expenses related to our modified Dutch auction Tender Offer, which closed on September 28, 2007 in which 370,845 shares were tendered,” said Mr. Mathewson.

“While we are disappointed in the third quarter results, historically it is our weakest quarter and we remained profitable in the quarter even as our sales declined significantly. Our ending backlog increased by 5% at September 30, 2007 to $12.2 million from $11.5 million at September 30, 2006. Historically, the majority of the dollar volume of the Company’s backlog has been shipped during the following three months after the close of a quarter. However, the backlog as of September 30, 2007 contains a higher percentage of orders that are scheduled for shipment beyond the following three months, particularly in the first quarter of 2008. In the 2007 third quarter the Company repurchased 12,662 shares of its common stock under the Company’s previously announced Stock Repurchase Plan (“Plan”). That Plan was terminated upon the announcement of the Dutch auction Tender Offer on August 20, 2007,” Mr. Mathewson said.

“Our total balance of cash, cash equivalents and restricted cash at September 30, 2007 remains strong at $17.7 million after paying $2.5 million in dividends, spending $5.1 million on our capital spending program and $486,000 repurchasing 32,661 shares of Aldila common stock during the nine month period ended September 30, 2007. Of this cash balance, $6.2 million was used to settle the Company’s Dutch auction Tender Offer during the first week of October. Although our inventories have risen to $16.1 million at the end of the 2007 third quarter, we fully expect them to be reduced by year end,” said Mr. Mathewson.

“We remain optimistic with how we are positioned for the future. We will begin sales of our new DVS™ shaft family in December 2007. We anticipate the inclusion of this shaft in several OEM wood club programs in 2008. Our premium shaft offerings of NV™, NVS™, VS Proto™, MOI™ and soon DVS™, represent a growing menu of shafts we offer our OEM club partners and the avid golfers of the world,” Mr. Mathewson said.

“With the January 2008 USGA rule change allowing further adjustability of clubs, the door will be open for the introduction of quick connecting systems to attach the shaft to a metal wood head. A golfer will have the ability to purchase multiple branded shafts with different playing characteristics to use with his favorite driver head featuring a quick connect system. These will appear first in drivers and then we expect it to follow suit in fairway woods and hybrids. We anticipate this rule change to have a positive effect in our efforts to sell premium branded shafts. We believe that club companies will enter this new market cautiously and in a limited fashion as they explore how to best capitalize on this rule change,” said Mr. Mathewson.

“On the PGA and Nationwide Tours our number of shafts in play, week to week, continue to excel. With only a few tournaments remaining in the 2007 season, players using Aldila shafts have won 19 events on the PGA Tour and nearly half of all the events on the Nationwide Tour. The recently introduced Aldila DVS™, along with the VS Proto™ and NV™, continue to be the leading wood and hybrid shaft series on the PGA and Nationwide Tours. Aldila also won the Grand Slam of Shafts in 2007 as the leading shaft for both woods and hybrids at every major championship on the PGA Tour in 2007. Paula Creamer, a member of the Aldila Advisory Staff, led the U.S. Women’s team to victory in the Solheim Cup, playing her customary pink NV™. We have also added Stuart Appleby and Boo Weekley to the Aldila Advisory Staff. Appleby has two wins this year on Tour. Weekley won for the first time on the PGA Tour at the Verizon Heritage Championship playing an Aldila MOI™ driver shaft. On the consumer side, The Darrell Consumer Survey for 2007 found Aldila to be the leading shaft brand in total shaft usage for Drivers, Fairway Woods and Hybrid clubs. In the Hybrid club category, Aldila outpaced its nearest competitor by nearly a 4 to 1 margin,” said Mr. Mathewson.

“Our Vietnam factory has achieved several key shaft qualifications on some high volume programs allowing us to ramp up production for the remainder of the year. Our goal for Vietnam during 2007 has been to qualify shaft programs and establish a good run rate based on a two shift operation by year end. This will allow us to utilize our Vietnam factory as a key contributor in 2008. The immediate benefit in 2008 will be the shifting of a significant portion of our Mexican production to our Asian factories and the cost savings involved in the process. We will also have the benefit of additional overall capacity located in a low cost area,” Mr. Mathewson said.

“Our composite material sales were flat in the quarter but up 13% year to date. We are on schedule to have our new, wide prepreg line in place by the end of this year. This production line will be a key component in increasing our prepreg sales in 2008 and beyond. Carbon Fiber Technology LLC (“CFT”), our joint venture carbon fiber factory, ran well during the quarter. We continue to work on developing a reliable precursor supplier for the future,” Mr. Mathewson said.

Aldila will host a conference call at 5 p.m. Eastern time, on Tuesday, November 13, 2007, with Peter R. Mathewson, Chairman and CEO and Robert J. Cierzan, Chief Financial Officer, to review Aldila’s 2007 Third Quarter Financial Results. For telephone access to the conference call dial 866-225-9256, for international calls dial 416-641-6141 and request connection to the Aldila conference call, ID # 3241995. A live web cast of the conference call can be accessed on the Aldila web site at http://www.aldila.com. An archive of the web cast will be available through our web site for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release. These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future. Forward-looking statements are necessarily subject to risks and uncertainties. Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors. Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2006, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form  10-Q and Form 8-K, all of which can be obtained at www.sec.gov.

The forward-looking statements in this press release are particularly subject to the risks that:

•                  our NV™ and VS Proto™ shaft lines and that their success may not continue to attract new customer accounts;

•                  our product offerings, including the Aldila NV™ and Aldila VS Proto™ shaft lines and product offerings outside the golf industry, will not achieve or maintain success with consumers or OEM customers;

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  CFT will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture;

•                  the Company will not be able to acquire adequate supplies of carbon fiber, other than that being produced at CFT, at reasonable market prices;

•                  acts of terrorism, natural disasters, or disease pandemics interfere with our manufacturing operations or our ability to ship our finished product to meet customer demand.

For additional information about Aldila, Inc., please go to the Company’s web site at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share data)

	September 30,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,030	$3,882
Marketable securities	—	$11,300
Restricted cash	637	1,444
Accounts receivable	5,207	8,862
Income taxes receivable	1,496	1,237
Inventories	16,109	13,691
Deferred tax assets	1,521	1,360
Prepaid expenses and other current assets	490	795
Total current assets	42,490	42,571

PROPERTY, PLANT AND EQUIPMENT	12,596	8,794

INVESTMENT IN JOINT VENTURE	3,134	3,091

DEFERRED TAXES	1,436	1,144

OTHER NON-CURRENT ASSETS	271	296

TOTAL ASSETS	$59,927	$55,896

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,891	$4,479
Accrued expenses	2,343	2,042
Other current liability	137	—
Total current liabilities	7,371	6,521

LONG-TERM LIABILITIES:
Deferred rent	169	49
Other long-term liabilities	655	—
Total liabilities	8,195	6,570

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,525,080 shares as of September 30, 2007 and 5,524,250 shares as of December 31, 2006	55	55
Additional paid-in capital	49,801	49,903
Retained earnings (accumulated deficit)	1,876	(632)
Total stockholders’ equity	51,732	49,326

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$59,927	$55,896

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

NET SALES	$13,201	$16,329	$51,478	$54,496
COST OF SALES	9,796	12,216	34,951	34,529
Gross profit	3,405	4,113	16,527	19,967

SELLING, GENERAL AND ADMINISTRATIVE	2,709	2,526	9,737	7,918
Operating income	696	1,587	6,790	12,049

OTHER INCOME (EXPENSE):
Interest income	267	189	716	531
Other, net	(7)	2,183	4	2,171
Equity in earnings of joint venture	90	72	280	167

INCOME BEFORE INCOME TAXES	1,046	4,031	7,790	14,918
PROVISION FOR INCOME TAXES	359	1,170	2,747	5,030

NET INCOME	$687	$2,861	$5,043	$9,888

NET INCOME PER COMMON SHARE	$0.12	$0.51	$0.91	$1.79

NET INCOME PER COMMON SHARE, ASSUMING DILUTION	$0.12	$0.51	$0.90	$1.77

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,522	5,567	5,523	5,516

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,583	5,631	5,584	5,590

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Nine months ended
	September 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,043	$9,888
Depreciation and amortization	1,184	944
Stock-based compensation	210	161
Loss on disposal of fixed assets	100	8
Undistributed income of joint venture, net	(329)	(263)
Changes in other assets & liabilities, net	14,521	(7,510)
Net cash provided by operating activities	20,729	3,228

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,137)	(3,233)
Proceeds from sales of property, plant and equipment	67	—
Distribution from joint venture	286	169
Net cash used for investing activities	(4,784)	(3,064)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(486)	(1,211)
Benefit from exercise of stock options	40	1,678
Proceeds from issuance of common stock	134	2,270
Dividend payments	(2,485)	(2,495)
Net cash (used for) provided by financing activities	(2,797)	242

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,148	406

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,882	1,921

CASH AND CASH EQUIVALENTS, END OF PERIOD	$17,030	$2,327